Exhibit 10.1

Retention Bonus Letter

This Retention Bonus Letter (“Award Letter”) is made and entered into effective as of September 1, 2022 (the “Effective Date”) between Republic First Bank, Inc. d/b/a Republic Bank, a Pennsylvania corporation (the “Company”), in favor of [●] (“Employee”).

WHEREAS, the Company desires to award a bonus opportunity to Employee to incentivize Employee to remain employed with the Company through the Retention Date (defined below), and to continue to perform in a highly effective manner and to contribute to the success of the Company and its subsidiaries;

NOW, THEREFORE, in consideration thereof and of the covenants hereafter set forth, the Company hereby agrees as follows:

Provided that Employee has continuously remained an active full-time employee of the Company and its affiliates in good standing from the Effective Date of this Award Letter through September 1, 2023 (the “Retention Date”), Company shall pay to Employee an amount equal to two-thirds (2/3) % of Employee’s annual base salary in effect immediately prior to the Retention Date in two payments: the first to be made as of on March 1, 2023 and the second to be made as of September 1, 2023 (each, a “Payment Date”), each on the first regular payroll date (and no later than 30 days) following the applicable Payment Date (collectively, the “Retention Payments”). The Retention Payments will be reduced by any applicable withholding taxes on such payments.

In the event Employee’s employment with the Company is terminated for any reason prior to the Retention Date, the portion of the Retention Payment not paid will be forfeited and will not be payable to Employee. In addition, the Employee must be employed on a full-time basis and in good standing through the applicable Payment Date.

Any question as to whether there has been a termination of Employee’s employment shall be determined by an officer of Company other than Employee. Company is authorized to offset payments under this Award Letter by any amounts otherwise due and owing to Company or its subsidiaries by Employee to the extent such offset would not result in additional taxes imposed by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

This Award Letter is intended, and its terms shall be interpreted as necessary, to comply with the short-term deferral exception to Section 409A.

Employee understands and acknowledges that Employee’s employment with the Company is “at-will,” that the Company may terminate Employee at any time for any reason or no reason and that this Award Letter does not entitle Employee to be employed by the Company under any particular terms or conditions or for any period of time. The provisions of this Award Letter shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used in this Award Letter shall include any corporation or other business entity which shall, by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporations or other business entities. Where appropriate, the term “Company” as used in this Award Letter shall also include any successor that assumes the Award Letter.

All questions arising with respect to the provisions of this Award Letter will be determined by application of the laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of law provisions thereof.

REPUBLIC FIRST BANK d/b/a REPUBLIC BANK

By:

Name: Harry D. Madonna Title: Interim CEO	[●]